ROYALTY PURCHASE AGREEMENT BY AND BETWEEN

MALLINCKRODT MEDICAL IMAGING - IRELAND AND

ZALICUS PHARMACEUTICALS LTD. DATED AS OF JANUARY 31, 2014

THIS ROYALTY PURCHASE AGREEMENT dated as of January 31, 2014

(“Agreement”), is made by and between ZALICUS PHARMACEUTICALS LTD., formerly known as Neuromed Pharmaceuticals Ltd., a British Columbia company and affiliate of Zalicus Inc. (“Seller”), and MALLINCKRODT MEDICAL IMAGING - IRELAND, an affiliate of Mallinckrodt LLC (the successor in interest to Mallinckrodt Inc.) and an Irish corporation

(“Purchaser”), and each of Seller and Purchaser are entering into this Agreement and acting for and on behalf of their Affiliates (as herein defined).

     WHEREAS, Mallinckrodt Inc. (an Affiliate of Purchaser) and Neuromed Development Inc. (a former Affiliate of Seller) were parties to that certain Asset Purchase Agreement, dated as of June 11, 2009 and amended as of July 15, 2009 (the “Purchase Agreement”), pursuant to which Neuromed Development Inc. sold all of its tangible and intangible rights in and to the dosage pharmaceutical product now marketed in the United States by Purchaser under the name Exalgo® (“Product”), including all of Neuromed Development Inc.’s and its affiliates rights under and pursuant to the Development and Commercialization Agreement by and between Alza Corporation and Neuromed Development Inc., dated April 20, 2007 and as variously amended thereafter (“Original License Agreement”),

     WHEREAS, pursuant to Exhibit D of the Purchase Agreement, Mallinckrodt LLC, as successor in interest to Mallinckrodt Inc. is responsible for payment to Seller on a continuing basis of certain royalties based upon Net Sales (as defined in the Purchase Agreement) of Product (“Royalty Payment Obligations”, as further defined herein below) and has certain additional reporting and other obligations to Seller under such Exhibit D (collectively with the “Royalty Payment Obligations”, the “Exhibit D Obligations”, as further defined herein below), and

     WHEREAS, Seller desires to sell, transfer, assign and convey to Purchaser, and Purchaser desires to purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the Royalty Payment Obligations, for the consideration and on the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

ARTICLE I DEFINITIONS; INTERPRETATION

     Section 1.1 Definitions. For purposes of this Agreement, the following capitalized terms have the meanings specified below:

(i)	“2013 Royalty Year” means the calendar year 2013.

(ii)	“Adverse Claim” means a lien, pledge, security interest, charge or other encumbrance in or on any Person’s assets or properties in favor of any other Person.

(iii)	“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

(iv)	“Bankruptcy Event” means the occurrence of any of the following in respect of any Person: (1) an admission in writing by such Person of its inability to pay its debts as they become due or a general assignment by such Person for the benefit of creditors; (2) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, assignee, sequestrator or other similar official for such Person or for any substantial part of its property; (3) corporate or other entity action taken by such Person to authorize any of the actions set forth in clause (1) or (2) of this definition; or (4) without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or the filing of any such petition against such Person, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within sixty (60) days from entry thereof.

(v)	“Bill of Sale” has the meaning set forth in Section 3.4 below.

(vi)	“Closing Date” means the date of this Agreement.

(vii)	“Code” means the United States Internal Revenue Code of 1986, as amended.

(viii)	“Consent” means any consent, approval, license, permit, order, authorization, registration, filing or notice.

(ix)	“Control” and its derivatives mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other voting interests, by contract or otherwise.

(x)	“Excluded Assets” means any and all other rights of Seller to payment, compensation, indemnification or other consideration that exist or may arise under or in respect of the Purchase Agreement (if any) other than the Royalty Payment Obligations.

(xi)	“Excluded Liabilities and Obligations” has the meaning set forth in Section 2.4 hereof.

(xii)	“Exhibit D Obligations” has the meaning set forth in the recitals hereof.

(xiii)	“Governmental Entity” means any United States or foreign (x) federal, state, local, municipal or other government, (y) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (z) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority, or power of any nature, including any arbitral tribunal.

(xiv)	“Granted Security Interest” has the meaning set forth in Section 4.8 below.

(xv)	“Indemnified Party” has the meaning set forth in Section 7.4 below.

(xvi)	“Indemnifying Party” has the meaning set forth in Section 7.4 below.

(xvii)	“Judgment” means any judgment, order, ruling, injunction, assessment, award, writ or decree of any Governmental Entity or arbitrator.

(xviii)	“Knowledge of Purchaser” or “Knowledge of Seller”, as applicable in any given circumstance, means the knowledge of any executive officer of such party, or of any Affiliate. For purposes of this Agreement, any such individual shall be deemed to have knowledge of a particular fact or other matter if such individual is actually aware of such fact or other matter after reasonable inquiry.

(xix)	“Law” means any law, statute, code, rule, regulation or ordinance of any Governmental Entity and all Judgments.

(xx)	“Original License Agreement” has the meaning set forth in the recitals hereof.

(xxi)	“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, unincorporated organization, Governmental Entity or other entity or organization.

(xxii)	“Product” has the meaning set forth in the recitals hereof.

(xxiii)	“Purchase Agreement” has the meaning set forth in the recitals hereof.

(xxiv)	“Purchased Assets” means the Royalty Payment Obligations to be purchased by Purchaser from Seller hereunder in return for the Purchase Price.

(xxv)	“Purchased Royalty Period” means the period beginning on (and including) January 1, 2014 and ending on the date any obligations to make royalty or other payments arising under any of the Exhibit D Obligations finally cease.

(xxvi)	“Purchase Price” shall mean the amount to be paid by Purchaser to Seller pursuant to Section 2.1(b).

(xxvii) “Purchaser” has the meaning set forth in the recitals hereof.

(xxviii)“Royalty Payment Obligations” means any and all amounts due to be paid by Mallinckrodt LLC to Seller under the terms and conditions of Exhibit D to the Purchase Agreement based upon Net Sales (as defined in the Purchase Agreement) of the Product during the Purchased Royalty Period.

(xxix)	“Royalty Receivables” means all accrued royalties and other consideration attributable to Net Sales in respect of Product sold by Mallinckrodt LLC prior to the Purchased Royalty Period and payable by Mallinckrodt LLC to Seller under the terms and conditions of the Purchase Agreement.

(xxx)	“Seller” has the meaning set forth in the recitals hereof.

(xxxi)	“Seller’s Financial Institution” has the meaning set forth in Section 4.8 below.

(xxxii)	“Tax” or “Taxes” mean means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

(xxxiii)“Third Party Claim” has the meaning set forth in Section 7.5 below.

(xxxiv)“Transaction Documents” means this Agreement, the Bill of Sale and all of the other agreements, documents, letters and certificates executed or delivered in connection herewith.

(xxxv)	“UCC” means the Uniform Commercial Code as in effect in the State of New York, as applicable.

     Section 1.2 Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

     (i) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

     (ii) “hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(iii)	references to a Person are also to its permitted successors and assigns;

(iv)	references to an “Article,” “Section,” “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement;

     (v) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States;

     (vi) references to a Law include any amendment or modification to such Law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement; and

     (vii) references to this “Agreement” shall include a reference to all Exhibits attached to this Agreement, all of which constitute a part of this Agreement and are incorporated herein for all purposes.

ARTICLE II

PURCHASE AND SALE OF PURCHASED RECEIVABLES

Section 2.1 Purchase and Sale.

     (a) Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign and convey to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, free and clear of all Adverse Claims, Seller’s right, title and interest in and to the Purchased Assets.

     (b) Purchase Price. The Purchase Price for the Purchased Assets is Seven Million Two Hundred Thousand Dollars ($7,200,000), which shall be payable by Purchaser to Seller on the Closing Date to an account that was designated by Seller to Purchaser prior to the date hereof.

     (c) Seller Audit Rights. 1Notwithstanding any other provision hereof, this Agreement shall not be interpreted as eliminating or reducing any obligation of Mallinckrodt LLC to Seller under the Exhibit D Obligations with respect to all or any portion of the 2013 Royalty Year or all or any portion of any other period prior to the Purchased Royalty Period; provided that and notwithstanding the immediately foregoing, the parties agree that Seller shall have no right, under and pursuant to Section 3(c) of Exhibit D of the Purchase Agreement and from and after the Closing Date, to audit any royalty payments made by Mallinckrodt LLC with respect to all or any portion of the 2013 Royalty Year or all or any portion of any other period prior to the Purchased Royalty Period. Except as and to the extent noted above in the first sentence of this Section 2.1(c), the provisions of Exhibit D of the Purchase Agreement shall survive for so long and to the extent necessary to provide both parties thereto with such rights as may be required to secure for them the benefits and to place upon them the obligations of such Exhibit D as it relates to any periods elapsing before the Purchased Royalty Period. Except as and to the extent specifically set forth above in this Section 2.1(c) with respect to royalty payments to be made for periods occurring prior to the Purchased Royalty Period, and in consideration of the payment by Purchaser on the Closing Date of the Purchase Price for the Purchased Assets in accordance with Section 2.1(a) herein above and all other applicable provisions hereof, it is understood that from and after the Closing Date, neither Purchaser nor any of its Affiliates (including Mallinckrodt LLC) shall have any further liability or obligation of any nature whatsoever under or with respect to the Exhibit D Obligations, including (without limitation) any obligation to make payment of royalties or any other payments as a consequence of sales of Product during the Purchased Royalty Period.

     (d) Irrevocable Assignment and Sale. The Seller and the Purchaser intend and agree that the sale, contribution, assignment, transfer and conveyance of the Purchased Assets under this Agreement shall be, and are, a true, complete, absolute and irrevocable assignment and sale by the Seller to the Purchaser of the Purchased Assets and that such assignment and sale shall provide the Purchaser with the full benefits of ownership of the Purchased Assets. Neither the Seller nor the Purchaser intends the transactions contemplated hereby to be, or for any purpose characterized as, a loan from the Purchaser to the Seller or a pledge or assignment or a security agreement. The Seller waives any right to contest or otherwise assert that this Agreement does not constitute a true, complete, absolute and irrevocable sale and assignment by the Seller to the Purchaser of the Purchased Assets under Law, which waiver shall be enforceable against the

Seller in any Bankruptcy Event in respect of the Seller. The sale, contribution, assignment, transfer, conveyance and granting of the Purchased Assets shall be reflected on the Seller’s financial statements and other records as a sale of assets to the Purchaser.

     (e) Filings. The Seller hereby authorizes the Purchaser to execute, record and file, and consents to the Purchaser executing, recording and filing, at the Purchaser’s sole cost and expense, financing statements in the appropriate filing offices under the UCC (and continuation statements with respect to such financing statements when applicable), and amendments thereto, in such manner and in such jurisdictions as are necessary or appropriate to evidence or perfect the sale, contribution, assignment, transfer, conveyance and grant by the Seller to the Purchaser, and the purchase, acquisition and acceptance by the Purchaser from the Seller, of the Purchased Assets and to perfect the security interest in the Purchased Assets granted by the Seller to the Purchaser pursuant to Section 2.1(f) immediately below.

     (f) Security. Notwithstanding that the Seller and the Purchaser expressly intend for the sale, contribution, assignment, transfer, conveyance and granting of the Purchased Assets to be a true, complete, absolute and irrevocable sale and assignment, the Seller hereby assigns, conveys, grants and pledges to the Purchaser, as security for its obligations created hereunder in the event that the transfer contemplated by this Agreement is held not to be a sale, a first priority security interest in and to all of the Seller’s right, title and interest in, to and under the Purchased Assets and, in such event, this Agreement shall constitute a security agreement.

     Section 2.2 No Purchase or Sale of Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, Seller shall retain all of its right, title and interest in and to, and there shall be excluded from the sale, transfer, assignment and conveyance to Purchaser under this Agreement, all Excluded Assets.

Section 2.3 Taxes.

     (a) Transfer Taxes. Any transfer, documentary, sales, use, value-added, gross receipts, stamp, registration or other similar Taxes incurred in connection with or as a consequence of the transfer and sale of the Purchased Assets pursuant to this Agreement shall be borne by Purchaser.2 The parties hereto shall cooperate, to the extent reasonably requested and legally permitted, to reduce any such transfer Taxes.

     (b) Required Withholding. Purchaser shall withhold and deduct from the Purchase Price payable hereunder amounts required (if any) to be withheld and deducted from such consideration under the Code or other applicable Law. Any amounts so withheld and deducted shall be remitted by Purchaser on a timely basis to the appropriate Governmental Entity for the account of Seller, and Purchaser shall provide Seller reasonable evidence of such remittance within thirty (30) days of such remittance. To the extent that amounts are so withheld by Purchaser and duly paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller in respect of which such deduction and withholding was made by the Purchaser. Seller shall furnish to Purchaser such forms, certificates and documentation (including, without limitation, Internal Revenue Service Forms W-8 and W-9) as may be necessary or appropriate, and that are legally required, to obtain any reduction of, credit for, or exemption from any withholding3.

     Section 2.4 No Assumed Liabilities. Notwithstanding any other provision set forth herein, Purchaser is not assuming, pursuant to this Agreement or the transactions contemplated herein, any liability or obligation of Seller or any of its Affiliates, whether now existing or hereafter arising, and all such liabilities and obligations shall be retained by, and remain the liabilities and obligations of, Seller or its Affiliates, as the case may be (the “Excluded Liabilities and Obligations”).

ARTICLE III CLOSING DELIVERIES

     Section 3.1 Closing Date. The closing of the purchase and sale of the Purchased Assets shall take place at the offices of Purchaser in Hazelwood, Missouri effective on and as of the beginning of business on the date hereof, or at such other place, time and date as the parties hereto may mutually agree.

     Section 3.2 Payment of Purchase Price. On the Closing Date, the Purchaser shall deliver to Seller the Purchase Price in accordance with Section 2.1(b) by wire transfer of immediately available funds.

     Section 3.3 Seller’s Secretary Certificate. On the Closing Date, Seller shall deliver to Purchaser a certificate of the Secretary of Seller, dated the Closing Date, certifying as to (i) the incumbency of the officer of Seller executing this Agreement and (ii) the attached copies of

Seller’s organizational documents and resolutions adopted by Seller’s Board of Directors authorizing the entry into this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby.

     Section 3.4 Bill of Sale and Assignment. On the Closing Date, Seller and Purchaser shall each deliver to the other party hereto a duly executed bill of sale and assignment in form and substance reasonably acceptable to both parties and evidencing the sale and assignment to Purchaser of the Purchased Assets (the “Bill of Sale”).

     Section 3.5 Receipt. On the Closing Date, Seller shall deliver to Purchaser a duly executed receipt for payment of the Purchase Price.

     Section 3.6 Release of Granted Security Interest. On the Closing Date, and as a condition subsequent to Purchaser’s obligation hereunder to purchase the Purchased Assets, (i) Seller will deliver to Purchaser, in form and substance reasonably satisfactory to Purchaser, a full and final release by Seller’s Financial Institution of the Granted Security Interest with respect to the Purchased Assets and (ii) perform all actions contemplated to be performed by Seller under the terms and conditions of the payoff letter between Seller, Oxford Finance LLC and Oxford Finance Funding Trust 2012-1 dated January 31, 2014 and attached hereto as Exhibit A.

ARTICLE IV

SELLER’S REPRESENTATIONS AND WARRANTIES

Seller hereby represents and warrants to Purchaser as of the date hereof:

     Section 4.1 Existence. Seller is a corporation duly organized, validly existing and in good standing under the laws of the province of British Columbia, Canada. Seller has all power and authority, and all Consents of all Governmental Entities, required to own its property and conduct its business as now conducted and to exercise its rights and to perform its obligations under this Agreement. Seller is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by applicable Law except where the failure to be so qualified or in good standing would not reasonably be expected to have a material adverse effect on the performance of its obligations hereunder.

     Section 4.2 Authorization. Seller has the corporate power to enter into the Transaction Documents and to consummate the transactions contemplated thereby. The entry into the Transaction Documents, and the consummation of the transactions contemplated thereby, have been duly authorized by all requisite corporate action by Seller. Each of the Transaction Documents to which Seller is a party has been duly executed and delivered by Seller.

     Section 4.3 Enforceability. Each of the Transaction Documents to which Seller is a party constitutes a valid, binding and enforceable obligation of Seller, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity).

     Section 4.4 Absence of Conflicts. The execution, delivery and performance by Seller of the Transaction Documents to which it is a party and the consummation of the transactions contemplated therein do not and will not (i) contravene any provision of Seller’s articles of incorporation, (ii) constitute a breach of, or result in a default under or cause the acceleration of any payments pursuant to, any contract to which Seller or any of its Affiliates is a party or by which any of their respective assets or properties are bound, (iii) violate any provision of Law applicable to Seller or any of its Affiliates or (iv) result in or require the creation or imposition of any Adverse Claim on any assets of Seller or its Affiliates (except as created by this Agreement).

     Section 4.5 Consents. The execution and delivery by Seller of the Transaction Documents to which Seller is party, the performance by Seller of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder (including the sale, assignment, transfer and conveyance of the Purchased Assets to Purchaser and the granting of the security interest therein) do not require any Consent from, notice to, action or registration by or filing with any Governmental Entity or any other Person.

     Section 4.6 Litigation. There is no (i) action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal) pending or, to the Knowledge of Seller, threatened, at law or in equity, or (ii) inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a Governmental Entity pending or, to the Knowledge of Seller, threatened, that, in either case, (x) if adversely determined, would reasonably be expected to result in a material adverse effect on the performance by Seller of its obligations hereunder, or (y) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which Seller is party. To the Knowledge of Seller, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such action, suit, arbitration, claim, investigation, proceeding or inquiry.

     Section 4.7 Brokers Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Seller who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

     Section 4.8 Title to Purchased Assets. Seller is the exclusive owner of the entire right, title (legal and equitable) and interest in and to the Purchased Assets and has good, valid and indefeasible title thereto, free and clear of all Adverse Claims. Except for any security interest granted by Seller to Oxford Finance LLC (“Seller’s Financial Institution”) as collateral for term loans, lines of credit and/or other financing provided by Seller’s Financial Institution to Seller

(“Granted Security Interest”), the Purchased Assets sold, assigned, transferred and conveyed to Purchasers on the Closing Date have not been pledged, sold, contributed, assigned, transferred or conveyed by Seller to any other Person. Seller has full right to sell, assign, transfer and convey the Purchased Assets to Purchaser, subject to the release of the Granted Security Interest by Seller’s Financial Institution. Upon the sale, assignment, transfer and conveyance by Seller of the Purchased Assets to Purchasers, subject to the release of the Granted Security Interest by Seller’s Financial Institution, Purchaser shall acquire good, valid and indefeasible title to the Purchased Assets free and clear of all Adverse Claims arising through the Seller, and shall be the exclusive owner of the Purchased Assets.

     Section 4.9 Compliance with Laws. None of Seller or any of its Affiliates (a) has violated or is in violation of, or, to the Knowledge of Seller, is under investigation with respect to or has been threatened to be charged with or been given notice of any violation of, any applicable Law or any Judgment, or (b) is subject to any Judgment except, in each case, to the extent any such violation, investigation, threat or Judgment would not reasonably be expected to have a material adverse effect on the performance by Seller of its obligations hereunder.

     Section 4.10 Solvency. Immediately after giving effect to the consummation of the transactions contemplated by the Transaction Documents and the application of the proceeds therefrom, (i) the present fair saleable value of the Seller’s assets will be greater than the amount that would be required to pay its probable liabilities on its existing debts, liabilities and other obligations, including contingent liabilities, as they become absolute and matured in the normal course of business, (ii) the Seller will be able to realize upon its assets and pay its debts, liabilities and other obligations, including contingent obligations, as they mature, (iii) the Seller will not have unreasonably small capital with which to engage in its business, as now conducted and as proposed to be conducted following the Closing Date, (iv) the Seller does not have any present plans or intentions to incur debts or other obligations or liabilities beyond its ability to pay such debts or other obligations or liabilities as they become absolute and matured, (v) the Seller will not have become subject to any Bankruptcy Event and (vi) the Seller will not have been rendered insolvent within the meaning of Section 101(32) of Title 11 of the United States Code. For purposes of this Section 4.10, the amount of all contingent obligations at any time shall be computed as the amount that, in light of all facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

ARTICLE V

PURCHASER’S REPRESENTATIONS AND WARRANTIES

Purchaser hereby represents and warrants to Seller that as of the date hereof:

     Section 5.1 Existence. Purchaser is an entity duly organized, validly existing and in good standing under the laws of Ireland. Purchaser has all power and authority, and all Consents of all Governmental Entities, required to own its property and conduct its business as now conducted and to exercise its rights and to perform its obligations under this Agreement. Purchaser is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by applicable Law except where the failure to be so qualified or in good standing would not reasonably be expected to have a material adverse effect on the performance of its obligations hereunder.

     Section 5.2 Authorization. Purchaser has the requisite power to enter into the Transaction Documents and to consummate the transactions contemplated thereby. The entry into the Transaction Documents, and the consummation of the transactions contemplated thereby, have been duly authorized by all requisite corporate action by Purchaser. Each of the Transaction Documents to which Purchaser is a party has been duly executed and delivered by Purchaser.

     Section 5.3 Enforceability. Each of the Transaction Documents to which Purchaser is a party constitutes a valid, binding and enforceable obligation of Purchaser, except as may be limited by general principles of equity (regardless of whether considered in a proceeding at law or in equity).

     Section 5.4 Absence of Conflicts. The execution, delivery and performance of the Transaction Documents by Purchaser and the consummation of the transactions contemplated therein do not and will not (i) contravene any provision of Purchaser’s certificate of formation, by-laws, or similar formation documents, (ii) constitute a breach by Purchaser of, or result in a default under or cause the acceleration of any payments pursuant to any contract to which

Purchaser is a party or by which any of its assets are bound or (iii) violate any provision of Law applicable to Purchaser.

     Section 5.5 Consents. The execution and delivery by Purchaser of the Transaction Documents to which Purchaser is party, the performance by Purchaser of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder do not require any Consent from, notice to, action or registration by or filing with any Governmental Entity or any other Person.

     Section 5.6 Litigation. There is no (i) action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal) pending or, to the Knowledge of Purchaser, threatened at law or in equity, or (b) inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a Governmental Entity pending or, to the Knowledge of Purchaser, threatened against Purchaser, that, in either case, (x) if adversely determined, would reasonably be expected to result in a material adverse effect on the performance by Purchaser of its obligations hereunder, or (y) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which Purchaser is party. To the Knowledge of Purchaser, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such action, suit, arbitration, claim, investigation, proceeding or inquiry.

     Section 5.7 Brokers Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Purchaser who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE VI COVENANTS

     Section 6.1 Public Announcements; Use of Names. Except for the Form 8-K substantially in the form attached hereto as Exhibit B, neither party shall, and each party shall instruct its Affiliates not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except (i) as may be required by applicable Law (in which case the party required to make the release or statement shall allow the other party reasonable time to comment on such release or statement in advance of such issuance) or (ii) for any other public disclosure that conforms in all material respects and is not additive to any other previous disclosure permitted by, or made in conformity with, this Section 6.1.

     Section 6.2 Further Actions. From and after the Closing Date, Purchaser and Seller shall, at the expense of the requesting party, execute and deliver such additional documents, certificates and instruments, and perform such additional acts, as may be reasonably requested and necessary or appropriate to carry out all of the provisions of this Agreement and to give full effect to and consummate the transactions contemplated by this Agreement.

ARTICLE VII INDEMNIFICATION

     Section 7.1 Survival of Representations and Warranties. The representations and warranties of the parties set forth in Sections 3 and 4 of this Agreement shall all survive the Closing Date indefinitely. Any claim for indemnification under this Article VII made with reasonable specificity shall survive until such claim is fully and finally resolved.

     Section 7.2 Indemnification by Seller. Subject to Section 7.8 below, Seller hereby agrees to indemnify and hold harmless Purchaser and its Affiliates (and its and their officers, directors and employees) from and against any and all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and expenses in connection with any Third Party Claim) of Purchaser and its Affiliates collectively arising out of or resulting from:

     (i) any breach or failure of any of the representations, warranties and covenants of Seller set forth herein or in any other Transaction Document,

     (ii) violations of any applicable law, rule or regulation by Seller or any of its Affiliates in connection with Seller’s performance hereunder,

     (iii) any willful, intentional or fraudulent misconduct in any manner in connection with Seller’s performance hereunder, and

(iv) any Excluded Liabilities and Obligations.

     Section 7.3 Indemnification by Purchaser. Subject to Section 7.8 below, Purchaser hereby agrees to indemnify and hold harmless Seller and its Affiliates (and their respective officers, directors and employees) from and against any and all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and expenses in connection with any Third Party Claim) of Seller and its Affiliates arising out of or resulting from:

     (i) any breach or failure of any of the representations, warranties and covenants of Purchaser set forth herein or in any other Transaction Document,

     (ii) violations of any applicable law, rule or regulation by Purchaser or any of its Affiliates in connection with Purchaser’s performance hereunder, and

     (iii) any willful, intentional or fraudulent misconduct in any manner in connection with Buyer’s performance hereunder.

     Section 7.4 Notice of Claim for Indemnification. A party that intends to make any claim for indemnification hereunder (“Indemnified Party”) shall give the party from whom indemnification is sought (“Indemnifying Party”) notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification hereunder, and such notice shall be given within thirty (30) days of the date of such determination, stating the amount for which indemnification is sought (if known, or if not known then to be notified subsequently to the Indemnifying Party when the amount is known) and method of computation thereof, containing an explicit reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

     Section 7.5 Indemnification Procedures for Third Party Claims. Unless and to the extent otherwise specifically provided herein, an Indemnified Party that intends to claim indemnification under either Section 7.2 or 7.3 (as appropriate) shall promptly notify the Indemnifying Party of any loss arising out of any claim or action brought by any third party

(“Third Party Claim”) in respect of which the Indemnified Party intends to claim such indemnification, and the Indemnifying Party shall assume the defense thereof with counsel of its own choosing; provided, however, that an Indemnified Party shall have the right to retain its own counsel and at its own expense, but with the fees and expenses to be paid by the Indemnifying Party only if representation of such Indemnified Party by the counsel retained by the Indemnifying Party, in the opinion of an independent counsel chosen by both parties, would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceedings. If the Indemnifying Party fails to assume the defense of any Third Party Claim, the Indemnified Party may assume such defense at the cost and expense of the Indemnifying Party. An Indemnified Party shall not be entitled to indemnification if any settlement or compromise of a Third Party Claim is effected by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. An Indemnified Party shall not be entitled to indemnification with respect to any Third Party Claim in an amount in excess of the amount which such third party has unequivocally and in writing agreed with the Indemnifying Party it is willing to accept in settlement or compromise of any such Third Party Claim. An Indemnifying Party shall not enter into any settlement or compromise of any Third Party Claim or consent to the entry of any judgment or other order with respect to any claim which does not contain, as a part thereof, an unconditional release of the Indemnified Party for liability for all Loss that may arise from such claim, or which does contain any injunctive or any other non-monetary relief that reasonably might in any way interfere with the future conduct of business by the Indemnified Party. The failure by the Indemnified Party to deliver notice to the Indemnifying Party within a reasonable time after the commencement of any such Third Party Claim or action, if materially prejudicial to the Indemnifying Party’s ability to defend such action, shall relieve such Indemnifying Party of any liability to the Indemnified Party hereunder with respect to such Third Party Claim. The Indemnified Party, and its employees, agents and representatives, shall cooperate fully with the Indemnifying Party and its legal representatives in the investigation of any action, claim or liability subject to indemnification hereunder.

     Section 7.6 Tax Treatment. To the extent permitted by law, the parties agree to treat all payments made under this Article VII as adjustments to the Purchase Price for all Tax purposes.

     Section 7.7 Remedies. Purchaser and Seller acknowledge and agree that (i) the indemnification provisions of Sections 7.2 and 7.3 shall be the sole and exclusive remedies of Purchaser and Seller for any breach by the other party of the representations and warranties in this Agreement and for any failure by the other party or parties to perform and comply with any covenants and agreements in this Agreement, and (ii) anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Purchaser or Seller, after the consummation of the purchase and sale of the Purchased Assets contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.

     Section 7.8 Limitation on Liability. Except for any claims for indemnification pursuant to Section 7.2(iii) or Section 7.3(iii), as applicable, in no event shall either party hereto be liable to the other party for any consequential, incidental, exemplary, punitive or other similar types of damages, including damages for lost profits or business interruption, whether or not any such damages are, in any given circumstance, reasonably foreseeable, and whether or not a party has been advised of the possibility of such damages.

ARTICLE VIII MISCELLANEOUS

     Section 8.1 Headings. The captions to the Articles, Sections and subsections hereof are not a part of this Agreement but are for convenience only and shall not be deemed to limit or otherwise affect the construction thereof.

     Section 8.2 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

     Section 8.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by a recognized overnight courier service, by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.3):

(a)	if to Seller:

Zalicus Pharmaceuticals Ltd. c.o Zalicus Inc.

245 First Street Third Floor Cambridge, MA 02142 Telephone: (617) 301-7000 Facsimile: (617) 301-7010 Attention: General Counsel

(b)	if to Purchaser:

Mallinckrodt Medical Imaging – Ireland Damastown Mulhuddart Dublin 15 Telephone: 35387 8541984

Attention: _______________________ _______________________

with a copy to:

Mallinckrodt LLC 675 McDonnell Blvd. Hazelwood, MO 63042 Telephone: (314) 654-6040 Facsimile: (314) 654-7181 Attention: C. Stephen Kriegh Vice President, Legal

     Section 8.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to ether party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

     Section 8.5 Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings (if any), both written and oral, between the Seller and Purchaser with respect to the subject matter hereof and thereof.

     Section 8.6 Assignment. This Agreement may not be assigned or otherwise transferred by either party without the prior written consent of the other party, except that, Purchaser or Seller may, without such consent and effective upon notice to the other party, assign its rights and obligations under this Agreement: (i) in connection with a corporate reorganization, to any Affiliate, or (ii) to an unrelated third party in connection with a merger, consolidation or sale of substantially all of the relevant business of the party to which this Agreement relates to such unrelated third party; provided that, in the case of either clause (i) or (ii) the assigning or transferring party’s rights and obligations under this Agreement shall be assumed in writing by its successor in interest in any such transaction. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

     Section 8.7 Amendment. This Agreement may not be amended or modified except (i) by an instrument in writing signed by authorized representatives of Seller and Purchaser or (ii) by a waiver in accordance with Section 8.8 below.

     Section 8.8 Waiver. Either party may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, or (iii) waive compliance with any of the agreements of the other party or (iv) waive any of the conditions to its obligations hereunder to perform or to consummate the transactions contemplated herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by authorized representatives of the party or parties to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

     Section 8.9 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     Section 8.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to its conflict of laws principles that might apply the law of another jurisdiction. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the United States District Court for the Southern District of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

     Section 8.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.

     Section 8.12 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

     Section 8.13 No Strict Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by both parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized representatives as of the date first above written.

ZALICUS PHARMACEUTICALS LTD. By: /s/Mark H. N. Corrigan Name: Mark H. N. Corrigan Title: President & CEO

MALLINCKRODT MEDICAL IMAGING- IRELAND By: /s/Matthew K. Harbaugh Name: Matthew K. Harbaugh

Title: CFO

Exhibit A

Payoff Letter Agreement

Exhibit B

Form 8-K